Shore Bancshares, Inc. Completes Sale of Insurance Subsidiary (The Avon-Dixon Agency, LLC)

EASTON, Md., Jan. 3, 2019 /PRNewswire/ -- Shore Bancshares, Inc. (NASDAQ: SHBI) (the "Company" or "Shore Bancshares") and The Avon-Dixon Agency, LLC, the Company's wholly-owned insurance producer firm ("Avon-Dixon" ) completed the asset sale with Avon-Dixon, an Alera Group Agency, LLC ("Alera"), a Delaware limited liability company and subsidiary of Alera Group, Inc. ("Alera Group"), pursuant to which Alera purchased substantially all of the assets of Avon-Dixon.

The transaction resulted in Shore Bancshares receiving approximately $25.2 million in cash from Alera.

"We are confident that the transaction will produce positive results for both Shore Bancshares and Avon-Dixon," said Lloyd L. (Scott) Beatty, President and CEO of Shore Bancshares. "The increase in equity will help us expand our banking activities in 2019 and afford new growth opportunities to the agency."

"We are thankful for the beneficial relationship with Shore Bancshares, and we are excited about our new relationship with Alera Group, who gives us the resources to be part of a large national insurance firm while maintaining the personal local service our clients have come to expect," said Rich Trippe, President and CEO of Avon-Dixon.

About Shore Bancshares, Inc.
Shore Bancshares is a financial holding company headquartered in Easton, Maryland and is the largest independent bank holding company located on Maryland's Eastern Shore. It is the parent company of Shore United Bank; an insurance premium finance company, Mubell Finance, LLC. Shore Bancshares engages in trust and wealth management services through Wye Financial & Trust, a division of Shore United Bank.

Additional information is available at www.shorebancshares.com.

About Alera Group
Based in Deerfield, IL, Alera Group's over 1,500 employees serve thousands of clients nationally in employee benefits, property and casualty, risk management and wealth management. Alera Group is the 15th largest independent insurance agency in the country. For more information, visit www.aleragroup.com or follow Alera Group on Twitter: @AleraGroupUS.

Forward-Looking Statements
The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions. Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Shore Bancshares, Inc. with the Securities and Exchange Commission entitled "Risk Factors".

The Company specifically disclaims any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

CONTACT: For further information contact: Lloyd ("Scott") Beatty, 410-763-7800.